MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.
EMPLOYMENT AGREEMENT

THIS AGREEMENT made the 25th day of March 2002

BETWEEN

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC., a body corporate with offices in the City of Burnaby, in the Province of British Columbia
(hereinafter referred to as "Merlin")

OF THE FIRST PART

- and -

BARRY HAGGLUND, an individual currently residing at
916 Alderside Road, Port Moody, BC

(hereinafter referred to as the "Employee")

OF THE SECOND PART

WHEREAS Merlin is principally engaged in the business of developing, marketing and distributing software and hardware products and providing information technology services;

AND WHEREAS Merlin is desirous of engaging the services and expertise of the Employee and the Employee is desirous of being employed by Merlin, on the terms, conditions and for the consideration as hereinafter set forth;

AND WHEREAS the parties hereto desire to enter into this Agreement to set forth their respective rights and obligations;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
CONTRACT FOR SERVICES

1.1 Engagement of Employee. Subject to earlier termination of this Agreement as hereinafter provided, Merlin hereby agrees to employ the Employee in accordance with the terms and provisions hereof.

1.2 Term. Unless terminated earlier in accordance with the provisions hereof, the term of the Employee's employment under this Agreement shall commence on or about April 1st, 2002 and shall be of indefinite duration.

1.3 Duties. The Employee's services hereunder shall be provided on the basis of the following terms and conditions:

(a) Reporting directly to the C.E.O., the Employee shall serve Merlin as the Vice President of Engineering, or in such other capacity, of no lesser stature, as may be assigned during the term of this Agreement;

(b) the Employee shall faithfully, honestly and diligently serve Merlin and cooperate with Merlin and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of Merlin, acting reasonably, and the Employee shall provide any other services not specifically mentioned herein, but which by reason of the Employee's capability the Employee knows or ought to know to be necessary to ensure that the best interests of Merlin are maintained;

(c) the Employee shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by Merlin; and

(d) the Employee shall report the results of the Employee's duties hereunder as may from time to time be required by Merlin.

1.4 Exclusive Service. The Employee agrees to faithfully, honestly and diligently serve Merlin and to devote the Employee's time, attention and best efforts to further the business and interests of Merlin during the period of this Agreement. While employed by Merlin, the Employee shall not engage in any other professional or business activity unless specific prior authorization has been received from Merlin. Notwithstanding the foregoing, the Company agrees that so long as the Employee properly discharges the Duties, the Employee may devote the remainder of his time and attention to other non-competing business pursuits.

1.5 Code of Ethics. The Employee agrees to abide by Merlin's following code of ethics (the "Code of Ethics") at all times during the term of this Agreement:

"A company's strength is dependent upon its values and the employees' commitment to them. Merlin's Code of Ethics is based upon one of our key values: integrity.

It is essential to the continued success of Merlin that all transactions are conducted with integrity, that is, in an ethical and honest manner, The way in which we, both as a company and as individuals, interact with our clients, vendors, government agencies and each other has a major effect upon our image and reputation.

It is essential that we do not impair our ability to behave honestly and impartially by placing ourselves under an obligation to others, by accepting favours or gifts, or by placing ourselves in a conflict of interest situation by accepting outside appointments or part-time employment.

We must ensure that we conduct our business in a legal and ethical manner, complying with all relevant legislation, maintaining proper books and records and handling all funds and assets honestly.

Care should be taken in dealing with confidential and proprietary information, both ours and of our customers. It should not be disclosed to outside parties, nor should it be used to derive personal benefit.

It is our policy to deal honestly and fairly with employees, customers, suppliers and all other agencies and it is expected that all employees will demonstrate their active support in this matter.

If there is any doubt or difficulty in determining if a course of action or situation is in conflict with the interests of Merlin, employees are requested to contact their manager, who is responsible for ensuring appropriate and timely clarification. Only through our combined and ethical action will Merlin's reputation be maintained and our success continued."

ARTICLE 2
COMPENSATION

2.1 Salary. As part of the consideration of the services to be provided by the Employee to Merlin during the term hereof, Merlin shall pay to the Employee, an annual salary of US$120,000 (the "base salary"), payable in a manner and on a timetable in which Merlin's payroll is customarily handled. Merlin shall review the Employee's base salary at a minimum of once per year, taking into account the Employee's performance of the Employee's employment duties and the overall performance of Merlin, and consider in its sole discretion an increase in the Employee's base salary.

2.2 Deductions. The employee acknowledges that all payments by Merlin in respect of the services provided by the Employee shall be net of all amounts which Merlin as employer is required to deduct or withhold from salary or other payments to an employee in accordance with statutory requirements (including, without limitation, income tax, Canada Pension Plan employee contributions and employment insurance employee contributions).

2.3 Performance Bonus. The Employee shall be eligible to receive a performance bonus for the year ended December 31, 2002 in such amount and upon such performance objectives as will be negotiated in good faith between Merlin and the Employee.

2.4 Options. The Employee shall be granted a total of Six Hundred Thousand (600,000) stock options (the "Options"), each vested Option entitling the Employee to purchase one share of common stock in the capital of Merlin. The Options shall be granted pursuant to a stock option agreement (the "Option Agreement") to be entered into between Merlin and the Employee as soon as practicable following the execution and delivery of this Agreement, and will be subject to the following terms and conditions:

(a) the Options shall be granted pursuant to Merlin's 2000 Stock Option Plan or, in the sole discretion of Merlin's board of directors, such other stock option plan that Merlin may adopt;

(b) Two Hundred Thousand (200,000) Options shall vest on each of the first, second and third anniversary dates of this Agreement;

(c) each vested Option shall be exercisable at an exercise price equal to the average closing price of Merlin's common stock during the 10 trading days immediately preceding the vesting date of such Option, on the most senior exchange or stock quotation system on which Merlin's stock may then be trading;

(d) the Options will not qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986; and

(e) the Options will terminate, to the extent not previously exercised, on that date that is five years following the date of the Option Agreement.

2.5 Expenses. In accordance with the policies formulated by Merlin from time to time, the Employee shall be reimbursed for all reasonable travelling and other expenses actually and properly incurred by the Employee in connection with the performance of his duties and functions. For all such expenses the Employee will keep proper accounts and will furnish statements and receipts to Merlin in a timely manner.

2.6 Benefits. The Employee shall be entitled to participate in all employee benefit plans offered by Merlin to its employees, subject to the terms and conditions of such employee benefit plans. These benefit plans may be altered, amended, or discontinued by Merlin from time to time. The policy documents of such benefits plans shall determine benefit entitlement.

2.7 Vacation. The employee shall be entitled to four (4) weeks of vacation during each year of employment hereunder. The Employee shall use his best efforts to ensure that his vacation is arranged with Merlin in advance such that it does not unduly affect the operations of Merlin. Vacation time shall not be cumulative from year to year, nor shall the Employee be paid in lieu of vacation not taken in any given year.

ARTICLE 3
CONFIDENTIALITY AND NON-COMPETITION

3.1 Maintenance of Confidential Information. The employee acknowledges that in the course of employment hereunder the Employee will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to Merlin or its respective affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitations any and all Developments, trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, source code, software, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Employee acknowledges that the Confidential Information on a confidential basis constitutes a proprietary right, which Merlin is entitled to protect. Accordingly the Employee covenants and agrees that during the term hereof and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Employee, the Employee will keep in strict confidence the Confidential Information and shall not, without prior written consent of Merlin in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

3.2 Exceptions. The general prohibition contained in Clause 3.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a) is available to the public generally in the form disclosed;

(b) becomes part of the public domain through no fault of the Employee;

(c) is already in the lawful possession of the Employee at the time of receipt of the Confidential Information; or

(d) is compelled by applicable law to be disclosed, provided that the Employee gives Merlin prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

3.3 Developments. Any information, technology, inventions, software, technical data or any other thing or documentation whatsoever which the Employee, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Employee's employment with Merlin or which the Employee, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the "Developments") during the term of this Agreement or at any time thereafter during which the Employee is employed by Merlin that is related to the business of producing and developing servers and network attached storage units and software therefor, Linux or Unix based computer backup and restoration programs, or Linux or Unix based multi-line fax programs, security and loss prevention devices such as Digital Video Recorders and loss prevention/security equipment integrators shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of Merlin. Accordingly, the Employee does hereby irrevocably, exclusively and absolutely assign, transfer and convey to Merlin in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Employee during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. Merlin shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as Merlin sees fit.

3.4 Waiver of Moral Rights. The Employee waives in whole all moral rights that the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

3.5 Protection of Developments. The Employee does hereby agree that, both before and after the termination of this Agreement, the Employee shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as Merlin shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Clause 3.3 hereof. If Merlin is for any reason unable, after reasonable effort, to secure execution by the Employee on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Employee hereby designates and appoints Merlin and its duly authorized officers and agents as the Employee's agent and attorney to act for and in the Employee's behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of Merlin to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Employee.

3.6 Non-Competition. The Employee covenants and agrees with Merlin that while employed by Merlin and for a period of twelve (12) months thereafter, the Employee will not, without the express written consent of Merlin in each instance, either individually or in partnership or jointly or in conjunction with any person as principal, agent, investor, shareholder, director, officer, employee, consultant or in any other manner whatsoever, carry on or be engaged in, lend money to, guarantee the debts or obligations of or permit the Employee's name or any part thereof to be used or employed by any person or persons (including, without limitation, any individual, firm, association, syndication, company, corporation or other business enterprise) engaged in or concerned with or interested in any business or any part thereof which is the same as or competitive with that of Merlin anywhere in Canada or the United States. For the purposes of this paragraph 3.6, businesses the same as or competitive with Merlin are those businesses that develop or produce network attached storage units, Linux or Unix based computer backup and restoration programs, Linux or Unix based multi-line fax programs, security and loss prevention devices such as Digital Video Recorders and loss prevention/security equipment integrators.

3.7 Non-Solicitation. The Employee covenants and agrees with Merlin that while he is employed by Merlin and for a period of twelve (12) months thereafter, the Employee will not initiate contact with any Employee of Merlin for the purpose of offering him or her employment with any person other than Merlin.

3.8 Fiduciary Obligation. The Employee declares that the Employee's relationship to Merlin is that of fiduciary, and the Employee agrees to act towards Merlin and otherwise behave as a fiduciary of Merlin.

3.9 Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Employee of any of the provisions contained in this Article 3 will result in immediate and irreparable damage to Merlin and that Merlin could not adequately be compensated for such damage by monetary award alone. Accordingly, the Employee agrees that in the event of any such violation or threatened violation, Merlin shall, in addition to any other remedies available to Merlin at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

3.10 Reasonable Restrictions. The Employee agrees that all restrictions in this Article 3 are reasonable and valid, and all defenses to the strict enforcement thereof by Merlin are hereby waived by the Employee.

3.11 Continuing Obligations. The Employee agrees that the Employee's obligations in this Article 3 will continue beyond the termination of this Agreement to the extent and for the periods outlined in this article.

ARTICLE 4
TERMINATION

4.1 Termination for Cause. This Agreement may be terminated at any time by either party, without notice, for cause. In addition to any common law definition of "cause", "just cause" or other similar term, and in no way limiting such common law definition, for the purposes of this Agreement, "cause" also means that the Employee shall have:

(a) committed an intentional act of fraud, embezzlement or theft in connection with the Employee's duties or in the course of the Employee's employment with Merlin;

(b) intentionally and wrongfully damaged material property of Merlin, or any of its respective affiliates, associates or customers;

(c) intentionally or wrongfully disclosed any of the Confidential Information;

(d) intentionally and materially violated any part of the Code of Ethics;

(e) made material personal benefit at the expense of Merlin without the prior written consent of the management of Merlin;

(f) accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of Merlin;

(g) fundamentally breached any of the Employee's material covenants contained in this Agreement; or

(h) willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of Merlin specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Employee to cure the alleged failure or refusal.

For the purposes of this Agreement, an act or omission on the part of the Employee shall not be deemed "intentional," if it was due to an error in judgment or negligence, but shall be deemed "intentional" if done by the Employee not in good faith and without reasonable belief that the act or omission was in the best interests of Merlin, or its respective affiliates, associates or customers.

4.2 Termination Without Cause. Either the Employee or Merlin may terminate the Employee's employment without cause, upon the notice set out below:

(a) the Employee may resign upon giving to Merlin, three months' prior written notice. On receipt of this notice of resignation, Merlin may elect to pay the Employee three months' base salary in respect of the notice period, in which case the resignation shall be effective immediately upon such payment being made, regardless of whether the resignation was for a date beyond three months from the date the notice was received.

(b) Merlin may terminate the Employee's employment at any time without cause upon providing to the Employee three months' notice, or payment of three months' base salary in lieu of notice. After the first year of service this provision will increase by one additional month per additional year of employment to a maximum of twelve (12) months.

4.3 Limitation of Damages. It is agreed that in the event of termination of employment, neither Merlin, nor the Employee shall be entitled to any notice, or payment in excess of that specified in this Article 4.

4.4 Applicable Legislation. If the Employment Standards Act or other applicable legislation should provide for a period of notice that is greater than that set out in this Article 4, Merlin shall comply with that legislation and the Employee shall be entitled to receive the notice of termination as prescribed therein.

4.5 Return of Materials. Within three (3) days of any termination of employment hereunder, or upon any request by Merlin at any time, the Employee will return or cause to be returned any and all Confidential Information and other assets of Merlin (including all originals and copies thereof), which "assets" include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Employee either for the purpose of performing the employment services hereunder or for any other reason. The Employee acknowledges that the Confidential Information and the assets are proprietary to Merlin, and the Employee agrees to return them to Merlin in the same condition as the Employee received such Confidential Information and assets.

4.6 Email Account. The Employee acknowledges and agrees that the email address and email account given by Merlin is to be used for work related correspondence. The Employee further acknowledges and agrees that all information or messages that are created, sent, received or stored on Merlin's email system, including any such information or messages created, sent, received or stored under the Employee's email account, are at all times the sole property of Merlin. Upon any termination of the Employee's employment hereunder and at all times thereafter, Merlin will not be obligated to forward any of the emails to the Employee.

ARTICLE 5
NOTICES

5.1 Notices. All notices required or allowed to be given under this Agreement shall be made either personally or by mailing same by registered mail, postage prepaid, addressed as hereinafter set forth or to such other address as may be designated from time to time by such party in writing, and any notice mailed as aforesaid shall be deemed to have been received by the addressee thereof on day of delivery if delivered personally, and on the first (1st) business day following the day of mailing if delivered by registered mail, postage prepaid:

(a) in the case of Merlin, to:

Merlin Software Technologies International, Inc.
300 - 4370 Dominion
Burnaby, B.C. V5G 4L7
Attention: President

(b) and in the case of the Employee, to the Employee's last residence address known to Merlin.

5.2 Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 6
GENERAL

6.1 Entire Agreement. This Agreement, and any other agreement expressly referred to herein contains the entire understanding between the Employee and Merlin, and supercedes any prior agreement, whether written or oral, with respect to the employment of the Employee by Merlin.

6.2 Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

6.3 Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

6.4 Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

6.5 Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

6.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.7 Time. Time shall be of the essence of this Agreement.

6.8 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the Province of British Columbia.

6.9 Enurement. This Agreement is intended to bind and enure to the benefit of Merlin, its successors and assigns, and the Employee and the personal legal representatives of the Employee.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

MERLIN SOFTWARE TECHNOLOGIES
INTERNATIONAL, INC.

Signature: /s/ Robert A. Heller
Name: ROBERT A. HELLER
Title: PRESIDENT & C.E.O.
Date: 2002-03-25

THE EMPLOYEE
Name: Barry Hagglund
Title: Vice President Engineering
Date: March 25th, 2002